Exhibit (b)(11)

                        SCUDDER INTERNATIONAL FUND, INC.


                            Certificate of Secretary

         I, John Millette, do hereby certify that I am the Secretary of Scudder International Fund, Inc., a Maryland Corporation (the "Fund"), and that as such, I am authorized to execute this Certificate on behalf of the Fund and its series. I further certify that:


         1. The following is a complete and correct copy of a resolution duly adopted by the duly elected Members of the Board of the Fund at a meeting duly called, convened and held on August 10, 2004, at which a quorum was present and acting throughout, and that such resolution has not been amended and is in full force and effect.


                           RESOLVED, that the amendment to the By-Laws of the Fund, as presented to this meeting, be, and it hereby is approved.


         2. Attached as Exhibit A is a true, complete, and correct copy of the amendments to Article III, Sections 11 and 11a of the By-Laws of the Fund as amended, effective as of August 10, 2004.



IN WITNESS WHEREOF, I hereunto set my hand this 1st day of September 2004.




                                                  /s/John Millette
                                                  ------------------------------
                                                  John Millette
                                                  Secretary

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                                    EXHIBIT A


Article III, Section 11 of the Fund's By-Laws shall be amended to read as follows:

Section 11. Treasurer and Assistant Treasurer. Subject to the provisions of any contract that may be entered into with any custodian pursuant to authority granted by the Board of Directors, the Treasurer shall have charge of all receipts and disbursements of the Corporation and shall have or provide for the custody of the Corporation's funds and securities; he shall have full authority to receive and give receipts for all money due and payable to the Corporation, and to endorse checks, draft and warrants, in its name and on its behalf and to give full discharge for the same; and he shall deposit all funds of the Corporation, except those that may be required for current use, in such banks or other places of deposit as the Board of Directors may from time to time designate. The Treasurer shall render to the Board of Directors such financial information as the Board shall direct. In general, he shall perform all duties incident to the office of Treasurer and such other duties as may time to time be assigned to him by the Board of Directors, the President, Chief Executive Officer or the Chief Financial Officer.

Any Assistant Treasurer may perform such duties of the Treasurer as the Treasurer, the Chief Financial Officer, the Chief Executive Officer, the President or the Board of Directors may assign, and, in the absence of the Treasurer, the Assistant Treasurer may perform all of the duties of Treasurer.


Section 11a. Chief Financial Officer. The Chief Financial Officer shall be the principal financial and accounting officer of the Corporation. The Chief Financial Officer shall be responsible for executing such certifications with respect to the financial and other reports of the Corporation as are required by law, rule or regulation to be executed by a principal financial and/or accounting officer. The Chief Financial Officer shall perform such other duties as may be assigned to him or her by the Board of Directors, the President or Chief Executive Officer. The Chief Financial Officer shall render to the President, Chief Executive Officer and/or Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all of his or her transactions as Chief Financial Officer and of the financial condition of the Corporation.